Exhibit 99.1

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Owens Corning Reports 2008 Second-Quarter Results

Strong Second-Quarter Performance Drives Improved Outlook for 2008

TOLEDO, Ohio – July 30, 2008 – Owens Corning (NYSE: OC) reported today that consolidated net sales increased 23 percent to $1.6 billion during the second quarter, compared with $1.3 billion in the second quarter of 2007. Second-quarter sales increased due to the company’s composites acquisition, strong global demand for glass fiber reinforcements, price increases in Roofing and Asphalt to partially offset raw material cost inflation, and storm-related demand for roofing products.

The company’s second-quarter earnings from continuing operations were $31 million, or $0.24 per diluted share. Adjusted earnings from continuing operations were $33 million, or $0.25 per adjusted diluted share, excluding comparability items (see attached Table 3 for a discussion and reconciliation of such items).

Consolidated Second-Quarter and Six-Month Results

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Earnings before interest and taxes (EBIT) from continuing operations in the second quarter of 2008 were $64 million, compared with $76 million during the same period in 2007, a decrease of 16 percent. Excluding comparability items (see Table 2), adjusted EBIT from continuing operations for the second quarter of 2008 was $77 million compared with $92 million during the same period in 2007, a decrease of 16 percent. The decrease was primarily the result of weakness in the U.S. housing market, which impacted demand for the company’s residential insulation and other building materials. The decrease was partially offset by incremental earnings related to the company’s composites acquisition and solid profitability in Roofing and Asphalt.

Copyright © 2008 Owens Corning

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For the first six months, EBIT was $83 million, compared with $108 million during the same period of 2007. Excluding comparability items (see Table 2), adjusted EBIT for the first half of 2008 was $131 million, compared with $151 million during the same period in 2007.

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Gross margin as a percentage of consolidated net sales was 16 percent during the second quarter of 2008, compared with 19 percent during the same period in 2007. For the first six months of 2008, gross margin as a percentage of sales declined 3 percentage points compared to the first half of 2007. Insulating Systems gross margins decreased in the second quarter and first six months of 2008 compared to 2007 due to reductions in sales volume, price declines and the impact of inflation in energy and raw material costs. These decreases were partially offset by improved margins in the Composite Solutions business during the second quarter and the first six months of 2008, and improved margins in the Roofing and Asphalt segment in the second quarter.

•

Owens Corning continued its progress on improving the safety performance of its global workforce. For the six-month period ending June 30, 2008, the company reduced workplace injuries by 45 percent, compared with its 2007 year-end rate.

“I am pleased with our second-quarter performance,” said Mike Thaman, chairman and chief executive officer. “We gained momentum during the quarter as sales growth in our global composites business continued to be solid. The integration of our composites acquisition continues to be on-track and has positioned the company for improved performance. In addition, the return to profitability of our Roofing and Asphalt business added to our confidence for the year. Our balance sheet is strong, and we are now positioned for solid performance that improves our outlook for 2008.”

Owens Corning now estimates that 2008 adjusted EBIT will be at least $265 million, a 10-percent increase from its prior estimate of at least $240 million. Owens Corning excludes from this estimate items impacting comparability and the financial cost of leasing precious metals.

Other Financial Items

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During the first quarter of 2007, Owens Corning announced a share buy-back program under which the company was authorized to repurchase up to 5 percent of Owens Corning’s outstanding common stock. The company repurchased approximately 1 million shares at an average price of $23.55 under this program during the second quarter of 2008. This represents 16 percent of the company’s repurchase authorization. As of June 30, 2008, the company had 130.7 million shares outstanding.

•

As part of the operational integration of its composites acquisition, Owens Corning sold precious metals that resulted in a net gain of $22 million in the second quarter of 2008. The sales were part of the company’s ongoing program to reduce its operational requirements for certain precious metals and to use the proceeds to acquire other precious metals in order to reduce metal lease obligations.

•

At the end of the second quarter of 2008, Owens Corning had net debt of less than $2.0 billion, comprised of $2.1 billion of short- and long-term debt and cash-on-hand of $121 million. Owens Corning estimates that net debt at the end of 2008 will be at or below year-end 2007.

•

Owens Corning’s federal tax net operating loss carryforward resulting from the distribution of cash and stock to settle its prior Chapter 11 case in 2006 was $3.0 billion at the end of the second quarter of 2008. The company’s U.S. cash tax rate is expected to be less than 2 percent for at least the next five to seven years.

•

Owens Corning completed the divestiture of its composite manufacturing facilities in Battice, Belgium, and Birkeland, Norway, on May 1, 2008, for net cash proceeds of $192 million plus the assumption of certain liabilities by the purchaser.

•

During the second quarter of 2008, depreciation and amortization from continuing operations totaled $79 million. Owens Corning currently estimates that depreciation and amortization from continuing operations will total approximately $315 million in 2008.

Subsequent Events

On July 29, 2008, Owens Corning announced that it will more than double the production capacity of its glass fiber composites facility in Gous-Khrustalny, Russia, in 2009 to take advantage of strong market demand in that region. The expanded facility in Russia will produce a complete range of composite products using Owens Corning’s advanced technology for glass fiber production and fabrication. Construction is planned to begin in 2008, with start-up anticipated by the end of 2009. Owens Corning acquired the Russian production facility as part of its 2007 composites acquisition.

Outlook

Owens Corning expects continued global strength in its composite materials business throughout 2008. The company is on-track to achieve at least $30 million in synergies in 2008 from its recent composites acquisition.

Weakness in the U.S. housing market will continue to affect demand for Owens Corning’s residential insulation products throughout 2008. The company will continue to focus on improved operational management, the creation of insulation demand based on the need for improved energy efficiency and greenhouse gas reductions around the world, and the development of innovative products and sales promotions under the company’s PINK is GreenTM initiative.

Capital expenditures in 2008, excluding precious metal purchases, are now estimated to be about $350 million. The increased capital will be targeted to achieve growth and synergies in the composites business, as well as to accelerate energy reduction programs of all operations. Owens Corning had previously estimated that capital expenditures for 2008 would total $325 million.

Owens Corning anticipates that its 2008 global effective tax rate will be substantially below the U.S. federal income tax rate. The company expects its U.S. cash taxes will be minimal, and that its cash effective tax rate in its foreign operations will be 15 percent or less in 2008.

Business Segment Highlights

Composite Solutions

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Net sales for the second quarter of 2008 were $660 million, a 70-percent increase from $389 million during the same period in 2007. The increase was primarily the result of the company’s 2007 composites acquisition and continued strong global demand for glass fiber reinforcement products.

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EBIT from continuing operations for the second quarter of 2008 was $71 million, compared with $26 million during the same period in 2007. The increase was primarily due to incremental earnings associated with the company’s composites acquisition and the impact of improved manufacturing productivity.

Insulating Systems

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Net sales for the second quarter of 2008 were $413 million, a 6-percent decrease from $441 million during the same period in 2007. Sales for residential insulation products continue to be significantly impacted by the reduction in new residential construction and repair and remodeling in the United States.

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EBIT from continuing operations for the second quarter of 2008 was $7 million, compared with $42 million during the same period in 2007. The decline was primarily due to lower selling prices, and inflation in raw materials, energy and delivery costs.

Roofing and Asphalt

•

Net sales for the second quarter of 2008 were $475 million, a 15-percent increase from $414 million during the same period in 2007. The increase was primarily the result of price increases to partially offset inflation in raw materials, primarily asphalt, and delivery costs.

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EBIT from continuing operations for the second quarter of 2008 was $37 million, compared with $29 million during the same period in 2007. The increase was due to improved manufacturing productivity resulting from higher capacity utilization supported by storm-related demand.

Other Building Materials and Services

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Net sales for the second quarter of 2008 were $69 million, a 21-percent decrease from $87 million during the same period in 2007. The decline was primarily the result of declines in the company’s Masonry Products business related to the lower demand from new construction and repair and remodeling markets in the United States.

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EBIT from continuing operations for the second quarter of 2008 was a loss of $5 million, compared with earnings of $7 million during the same period in 2007. The change was primarily due to the decline in sales volumes and increased idle facility costs in Masonry Products.

Third-quarter 2008 results are currently scheduled to be announced on Oct. 29, 2008.

Conference Call and Presentation

Wednesday, July 30, 2008

11 a.m. ET

All Callers

Live dial-in telephone number: 1-866-700-0133 or 1-617-213-8831

(Please dial in 10 minutes before conference call start time)

Passcode: 10734453

Presentation

To view the slide presentation during the conference call, please log on to the live webcast at http://www.owenscorning.com/investors.

A telephone replay will be available through August 13, 2008 at 1-888-286-8010 or 1-617-801-6888. Passcode: 43774917. A replay of the webcast will also be available at www.owenscorning.com/investors.

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass fiber reinforcements and engineered materials for composite systems. A Fortune 500 company for 54 consecutive years, Owens Corning is committed to driving sustainability through delivering solutions, transforming markets and enhancing lives. Founded in 1938, Owens Corning is a market-leading innovator of glass fiber technology with sales of $5 billion in 2007 and 18,000 employees in 26 countries on five continents. Additional information is available at www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of the company, which could cause actual results to differ materially from those projected in these statements and from the company’s historical results and experience. Such factors include competitive factors, pricing pressures, availability and cost of energy and materials, acquisitions and achievement of expected synergies therefrom, general economic conditions and factors detailed from time to time in the company’s Securities and Exchange Commission filings. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Table 1

Owens Corning and Subsidiaries

Consolidated Statements of Earnings

(Unaudited)

(in millions, except per share data)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
NET SALES	$1,574	$1,282	$2,927	$2,406
COST OF SALES	1,327	1,044	2,488	1,981

Gross Margin	247	238	439	425

OPERATING EXPENSES
Marketing and administrative expenses	165	136	307	263
Science and technology expenses	17	16	36	31
Restructuring costs (credits)	4	—	6	(2)
Chapter 11-related reorganization items	—	—	—	3
Employee emergence equity program expense	7	12	14	20
(Gain) loss on sale of fixed assets and other	(10)	(2)	(7)	2

Total operating expenses	183	162	356	317

EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES	64	76	83	108
Interest expense, net	29	31	61	63

EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES	35	45	22	45
Income tax expense	2	14	4	14

EARNINGS FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST AND EQUITY IN NET EARNINGS (LOSS) OF AFFILIATES	33	31	18	31

Minority interest and equity in net earnings (loss) of affiliates	(2)	(2)	(2)	(2)

EARNINGS FROM CONTINUING OPERATIONS	31	29	16	29

Earnings from discontinued operations, net of tax of $2 million for each of the three months and six months ended June 30, 2007	—	—	—	1

NET EARNINGS	$31	$29	$16	$30

BASIC EARNINGS PER COMMON SHARE
Earnings from continuing operations	$0.24	$0.23	$0.12	$0.23
Earnings from discontinued operations	—	—	—	—

Basic net earnings per common share	$0.24	$0.23	$0.12	$0.23

DILUTED EARNINGS PER COMMON SHARE
Earnings from continuing operations	$0.24	$0.22	$0.12	$0.22
Earnings from discontinued operations	—	—	—	0.01

Diluted net earnings per common share	$0.24	$0.22	$0.12	$0.23

WEIGHTED AVERAGE COMMON SHARES

Basic	128.9	128.3	128.8	128.3
Diluted	130.4	129.4	129.8	129.3

Table 2

Owens Corning and Subsidiaries

EBIT Reconciliation Schedules

(Unaudited)

(in millions)

Because of the nature of certain items included in net earnings, management does not find the reported measure to be the most useful and transparent financial measure of our year-over-year operational performance. Management evaluates the performance of the company excluding certain items it believes are not the result of current operations, and therefore affect comparability. Additionally, management views net precious metal lease (expense) income as a financing item included in net interest expense rather than as a product cost included in cost of sales. The items affecting comparability as well as a reconciliation from our adjusted measure to net earnings are presented below.

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
ITEMS AFFECTING COMPARABILITY
Chapter 11-related reorganization items	$—	$—	$—	$(3)
Net precious metal lease (expense) income	(2)	2	(6)	3
Restructuring and other (costs) credits	(4)	—	(6)	2
Acquisition integration and transaction costs	(20)	(7)	(32)	(18)
Gains (losses) on sales of assets and other	20	1	20	(7)
Employee emergence equity program expense	(7)	(12)	(14)	(20)
Asset impairments	—	—	(10)	—

Total items affecting comparability	$(13)	$(16)	$(48)	$(43)

RECONCILIATION TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES

NET EARNINGS	$31	$29	$16	$30
Earnings from discontinued operations, net of tax of $2 million for each of the three months and six months ended June 30, 2007	—	—	—	1

EARNINGS FROM CONTINUING OPERATIONS	31	29	16	29
Minority interest and equity in net earnings (loss) of affiliates	(2)	(2)	(2)	(2)

EARNINGS FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST AND EQUITY IN NET EARNINGS (LOSS) OF AFFILIATES	33	31	18	31
Income tax expense	2	14	4	14

EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES	35	45	22	45
Interest expense, net	29	31	61	63

EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES	64	76	83	108
Adjustment to remove items affecting comparability	13	16	48	43

ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES	$77	$92	$131	$151

Table 3

Owens Corning and Subsidiaries

EPS Reconciliation Schedules

(Unaudited)

(in millions, except per share data)

Because of the nature of certain items included in net earnings, management does not find the reported measure to be the most useful and transparent financial measure of our year-over-year operational performance. Management evaluates the performance of the company excluding certain items it believes are not the result of current operations, and therefore affect comparability. Additionally, management views net precious metal lease (expense) income as a financing item included in net interest expense rather than as a product cost included in cost of sales. The items affecting comparability as well as a reconciliation from our adjusted measure to net earnings are presented below.

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
ITEMS AFFECTING COMPARABILITY
Chapter 11-related reorganization items	$—	$—	$—	$(3)
Net precious metal lease (expense) income	(2)	2	(6)	3
Restructuring and other (costs) credits	(4)	—	(6)	2
Acquisition integration and transaction costs	(20)	(7)	(32)	(18)
Gains (losses) on sales of assets and other	20	1	20	(7)
Employee emergence equity program expense	(7)	(12)	(14)	(20)
Asset impairments	—	—	(10)	—

Total items affecting comparability	$(13)	$(16)	$(48)	$(43)

RECONCILIATION TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS

NET EARNINGS	$31	$29	$16	$30
Earnings from discontinued operations, net of tax of $2 million for each of the three months and six months ended June 30, 2007	—	—	—	1

EARNINGS FROM CONTINUING OPERATIONS	31	29	16	29
Adjustment to remove items affecting comparability	13	16	48	43
Adjustment to classify net metal lease (expense) income as interest	(2)	2	(6)	3
Tax effect of adjustments of 82%*, 33%, 38% and 35%, respectively	(9)	(6)	(16)	(16)

ADJUSTED EARNINGS FROM CONTINUING OPERATIONS	$33	$41	$42	$59

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS:

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.24	$0.22	$0.12	$0.22
Adjustment to remove items affecting comparability	0.10	0.12	0.36	0.33
Adjustment to classify net precious metal lease (expense) income as interest	(0.02)	0.02	(0.05)	0.02
Tax effect of adjustments of 82%*, 33%, 38% and 35%, respectively	(0.07)	(0.05)	(0.12)	(0.12)

ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.25	$0.31	$0.31	$0.45

DILUTED EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS	$—	$—	$—	$0.01

RECONCILIATION TO ADJUSTED DILUTED SHARES OUTSTANDING:
Weighted-average shares outstanding used for diluted earnings per share	130.4	129.4	129.8	129.3
Shares related to employee emergence program	2.3	2.8	2.3	2.8

Adjusted diluted shares outstanding	132.7	132.2	132.1	132.1

*	The 82% tax rate on the items impacting comparability for the three months ended June 30, 2008 is the result of gains on sales of assets having a 0% effective tax rate, while all other items produced a net tax benefit at an effective rate of 34%.

Table 4

Owens Corning and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in millions)

	June 30, 2008	December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$121	$135
Receivables, less allowances of $24 million in 2008 and $23 million in 2007	957	721
Inventories	823	821
Restricted cash – disputed distribution reserve	31	33
Assets held for sale – current	6	53
Other current assets	141	89

Total current assets	2,079	1,852
Property, plant and equipment, net	2,804	2,772
Goodwill	1,175	1,174
Intangible assets	1,210	1,210
Deferred income taxes	504	487
Assets held for sale - non-current	8	178
Other non-current assets	238	199

TOTAL ASSETS	$8,018	$7,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,184	$1,137
Accrued interest	11	12
Short-term debt	44	47
Long-term debt – current portion	7	10
Liabilities held for sale – current	—	40

Total current liabilities	1,246	1,246
Long-term debt, net of current portion	2,049	1,993
Pension plan liability	117	146
Other employee benefits liability	293	293
Liabilities held for sale – non-current	—	8
Other liabilities	215	161
Commitments and contingencies
Minority interest	44	37
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share
10 million shares authorized; none issued or outstanding at June 30, 2008 and December 31, 2007	—	—
Common stock, par value $0.01 per share
400 million shares authorized; 131.7 million and 130.8 million issued and outstanding at June 30, 2008 and December 31, 2007, respectively	1	1
Additional paid in capital	3,807	3,784
Accumulated earnings	47	31
Accumulated other comprehensive earnings	224	173
Cost of common stock in treasury; 1.0 million shares at June 30, 2008	(25)	(1)

Total stockholders’ equity	4,054	3,988

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,018	$7,872

Table 5

Owens Corning and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

(in millions)

	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
NET CASH FLOW USED FOR OPERATING ACTIVITIES
Net earnings	$16	$30
Adjustments to reconcile net earnings to cash used for operating activities:
Depreciation and amortization	156	158
Gain on sale of businesses and fixed assets	(22)	(1)
Impairment of fixed and intangible assets	11	11
Deferred income taxes	(26)	(8)
Provision for pension and other employee benefits liabilities	22	21
Employee emergence equity program expense	14	20
Stock-based compensation expense	11	6
Decrease in restricted cash - disputed distribution reserve	2	20
Payments related to Chapter 11 filings	(3)	(16)
Increase in receivables	(246)	(215)
Increase in inventories	(12)	(80)
Increase in prepaid and other assets	(14)	—
Increase (decrease) in accounts payable and accrued liabilities	13	(121)
Pension fund contribution	(37)	(57)
Payments for other employee benefits liabilities	(14)	(15)
Other	4	5

Net cash flow used for operating activities	(125)	(242)

NET CASH FLOW PROVIDED BY (USED FOR) INVESTING ACTIVITIES
Additions to plant and equipment	(147)	(111)
Investment in subsidiaries and affiliates, net of cash acquired	—	(29)
Proceeds from the sale of assets or affiliates	225	12

Net cash flow provided by (used for) investing activities	78	(128)

NET CASH FLOW PROVIDED BY (USED FOR) FINANCING ACTIVITIES
Proceeds from long-term debt	12	609
Payments on long-term debt	(6)	(66)
Proceeds from revolving credit facility	275	383
Payments on revolving credit facility	(230)	(118)
Payment of note payable to 524(g) Trust	—	(1,390)
Net decrease in short-term debt	(5)	(4)
Purchases of treasury stock	(19)	—

Net cash flow provided by (used for) financing activities	27	(586)

Effect of exchange rate changes on cash	6	2

NET DECREASE IN CASH AND CASH EQUIVALENTS	(14)	(954)
Cash and cash equivalents at beginning of period	135	1,089

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$121	$135

Table 6

Owens Corning and Subsidiaries

Business Segment Information

(Unaudited)

(in millions)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
NET SALES
Reportable Segments
Composite Solutions	$660	$389	$1,326	$755
Insulating Systems	413	441	786	860
Roofing and Asphalt	475	414	781	720
Other Building Materials and Services	69	87	122	156

Total reportable segments	1,617	1,331	3,015	2,491
Corporate eliminations	(43)	(49)	(88)	(85)

Consolidated net sales	$1,574	$1,282	$2,927	$2,406

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES
Reportable Segments
Composite Solutions	$71	$26	$135	$51
Insulating Systems	7	42	23	95
Roofing and Asphalt	37	29	20	21
Other Building Materials and Services	(5)	7	(8)	11

Total reportable segments	$110	$104	$170	$178

RECONCILIATION TO CONSOLIDATED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES
Chapter 11-related reorganization items	$—	$—	$—	$(3)
Net precious metal lease (expense) income	(2)	2	(6)	3
Restructuring and other (costs) credits	(4)	—	(6)	2
Acquisiton integration and transaction costs	(20)	(7)	(32)	(18)
Gains (losses) on sales of assets and other	20	1	20	(7)
Employee emergence equity program expense	(7)	(12)	(14)	(20)
Asset impairments	—	—	(10)	—
General corporate expense	(33)	(12)	(39)	(27)

CONSOLIDATED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES	$64	$76	$83	$108